Exhibit 99.2

Evidence of Signature Authority

Commercial register of canton Basel-Stadt Identification number Legal status Entry Cancelled Carried CH-270.3.002.061-2 1 from: CHE-103.867.266 Limited or Corporation 01.03.1996 on:
All data
In Ca Business name Ref Legal seat
1 Novartis AG 1 Basel
1 2 (Novartis SA) (Novartis Ltd)
2 (Novartis SA) (Novartis Inc.)
CHE-103.867.266 Novartis AG Basel 9
All data
In Mo Ca Personal Data Function Signature
73 Rehm, Christian Jakob, von Ruschein, in Muttenz joint signature at two
84 Roth Pellanda, Katja Nicole, von Basel, in Basel joint signature at two